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                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-2 dated May 1, 2002 and related Prospectus of SVT Inc. and to the incorporation by reference of our report dated April 12, 2001, with respect to the balance sheet of SWWT, Inc. (subsequently renamed SVT Inc.) as of December 31, 2000 and the related statements of operations, changes in stockholders' deficit and cash flows for the period from January 7, 2000 (date of inception) to December 31, 2000, which report appears in the annual report on Form 10-K of SVT Inc. for the fiscal year ended December 31, 2001.

                                               /s/ ERNST & YOUNG LLP

New York, New York
April 29, 2002